Exhibit 99.1

FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE: C)
July 24, 2007

Robert L. Ryan Joins Citi Board of Directors

New York - Citi announced today that Robert L. Ryan, 64, the retired Chief Financial Officer of Medtronic Inc., has been elected to the Citi Board of Directors. Mr. Ryan’s election brings the number of Citi Board members to 15, of whom more than 75% are independent under NYSE rules and Citi’s Corporate Governance Guidelines.

“We are very pleased to welcome Bob, a veteran senior financial leader who brings extensive management experience with driving growth at large organizations,” said Charles Prince, Chairman and Chief Executive Officer, Citi. “Bob has served as a CFO for more than 21 years and offers a unique and important perspective as we continue to advance the company’s international footprint and allocate capital to the best available opportunities.”

As Senior Vice President and CFO of Medtronic, Mr. Ryan led the company’s finance function for more than 12 years as the company experienced significant growth. He retired from Medtronic in 2005. Prior to joining Medtronic, he served as CFO for 10 years for the Union Texas Petroleum Corporation. From 1975 to 1982, he worked for Citibank, including for five years as the Head of the Media Lending Department. From 1970 to 1975 he was a Management Consultant with McKinsey & Company.

Mr. Ryan is a member of the board of directors at the following companies: The Black and Decker Company, General Mills, Inc., Hewlett-Packard Company, and UnitedHealth Group Incorporated. He was awarded a bachelor’s degree in electrical engineering from Wayne State University in 1966, a master’s degree in electrical engineering from Cornell University in 1968, and a master’s degree in business administration from Harvard University in 1970.

Mr. Ryan is a Trustee of Cornell University and also serves on the Visiting Committee of the Harvard Business School.

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Media Contacts:	Christina Pretto	(212) 559-9560
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Investors:	Arthur Tildesley	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091